Exhibit (a)(6)

BJ’s Wholesale Club, Inc.

FORM OF GRANT DETAIL REPORT

Grant Detail Report BJ’s Wholesale Club, Inc.

As of 4/22/2003

[Employee Name]

SSN

Grant Date	Expiration Date	Plan ID	Grant Type	Options Granted	Option Price	Options Outstanding	Options Vested	Options Exercisable
[Option grant #1 data]
Options Becoming Exercisable ____ on ___________________

[Option grant #2 data]
Options Becoming Exercisable ____ on ___________________

Optionee Total